Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Stock Incentive Plan of BioCryst Pharmaceuticals, Inc. of our reports dated February 27, 2017, with respect to the consolidated financial statements of BioCryst Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, NC

May 31, 2017